SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: September 11, 2008
(Date of earliest event reported)

E*TRADE Financial Corporation
(Exact name of registrant as specified in charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 East 57th Street New York, New York 10022
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 521-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2008, the Board of Directors of E*TRADE Financial Corporation (the “Company”) appointed Bruce P. Nolop to the position of Chief Financial Officer of the Company, effective September 12, 2008, reporting to Donald H. Layton, the Company’s Chairman and CEO. Mr. Nolop assumes responsibility for all financial reporting, planning, control, corporate-related treasury functions, investor relations, tax, corporate development and purchasing activities.

Mr. Nolop, age 57, most recently served as Executive Vice President and Chief Financial Officer of Pitney Bowes from 2000 until March 2008.  Mr. Nolop serves as a member of the Board of Directors of Marsh & McLennan Companies, Inc.

Pursuant to the Company’s employment agreement with Mr. Nolop, he will receive an initial annual base salary of $500,000 and will be eligible for an annual bonus with a target bonus of 100% of his base salary, which will be guaranteed at the target level for 2008 (on a prorated basis) and 2009.  The Company has granted him stock options with an initial aggregate value of approximately $1.75 million (based on an option valuation methodology) and restricted stock awards with an initial aggregate value of approximately $1.75 million, which will vest with respect to 5/14 of the awards on December 31, 2009, 6/14 of the awards on December 31, 2010 and 3/14 on December 31, 2011.  It is anticipated that there would be no further equity awards prior to January 1, 2011.  Under the employment agreement, if Mr. Nolop is terminated without cause or resigns for “good reason” (including material reduction in duties or salary), he will receive severance pay equal to one times the sum of his salary and target bonus, a prorated bonus for the year of termination, and accelerated vesting of his initial equity awards (or, if the termination occurs before September 2009, only 4/7 of the equity awards will vest).  If the termination occurs in connection with or following a change in control, he will receive severance equal to two times the sum of his salary and target bonus, a prorated bonus for the year of termination, and full accelerated vesting of his equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date:	September 12, 2008	By:	/s/ Russell S. Elmer
Russell S. Elmer
General Counsel and Corporate Secretary